Exhibit 3.48

FILED
APR 21 1988

CERTIFICATE OF INCORPORATION

OF

QUAD/TECH EUROPE, INC.

ARTICLE I

The name of the corporation is QUAD/TECH EUROPE, INC.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to carry on and engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares of stock which the corporation shall have authority to issue is Ten Thousand (10,000), consisting of one class only, designated as “Common Stock,” with a par value of One Dollar ($1.00) per share.

ARTICLE V

The number of directors constituting the corporation’s initial Board of Directors shall be one (1) and thereafter the number of directors shall be such number (one or more) as may be fixed from time to time by, or in the manner provided in, the corporation’s By-Laws.

ARTICLE VI

The name and mailing address of the person who is to serve as the initial director until the first meeting of the stockholders or until successors are duly elected and qualified is as follows:

Name	Mailing Address

Harry V. Quadracci	Quad/Graphics, Inc.
W224 N3322 DuPlainville Road Pewaukee, Wisconsin 53072

ARTICLE VII

The name and mailing address of the sole incorporator is:

Thomas F. Clasen

Foley & Lardner

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

ARTICLE VIII

The period of existence of the corporation shall be perpetual.

ARTICLE IX

Election of directors need not be by written ballot unless the By-laws of the corporation shall so provide. The books of the corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation.

ARTICLE X

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized to make, amend or repeal the By-laws of this corporation.

ARTICLE XI

A.      Elimination of Certain Director Liability. No director of this corporation hall be personally liable to the corporation or its stockholders for monetary damages or other liabilities for a break of his or her fiduciary duty as a director, except for liability (i) for a breach of the director’s “duty of loyalty” (as defined herein) to the corporation or its stockholders; (ii) for acts or omissions not in “good faith” (as further defined herein) or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal profit; provided, however, that if the director shall be liable solely by reason of this clause (iv), then his or her personal liability shall be limited to the amount of such profit.

B.      Definitions.

1.      The term “duty of loyalty” as used herein shall mean a breach of fiduciary duty by the director which constitutes a willful failure to deal fairly with the corporation or its stockholders in connection with a transaction in which the director has a material undisclosed personal conflict of interest.

2.      In determining whether a director has acted or omitted to act otherwise than in “good faith” as such term is used herein, the authority making such determination shall determine solely whether such director (i) in the case of conduct in his or her “official capacity” (as defined herein) with the corporation, believed in the exercise of his or her business judgment, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

3.      “Official capacity,” as such term is used herein, shall mean the office of director in the corporation, membership on any committee of directors, any other offices in the corporation held by the director and any other employment or agency relationship between the director and the corporation and “official capacity,” as such term is used herein, shall not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

C.      Subsequent Amendment. If the Delaware General Corporation Law is hereafter amended to authorize the further limitation or elimination of the personal liability of a director, or to authorize the limitation or elimination of the personal liability of an officer, then the liability of a director and/or officer of the corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended, without further authorization by or on behalf of the corporation. Any repeal, modification or amendment of the foregoing provisions of this Article XI by the stockholders of the corporation shall not adversely affect any right or protection of a director (or officer) of the corporation existing under this Article XI at the time of such repeal, modification or amendment.

ARTICLE XII

RELIANCE BY DIRECTORS OR OFFICERS

In discharging his or her duties to the corporation, a director or officer shall be entitled to rely on information, opinions, reports or statements, which may be written or oral, and formal or informal, and which may include financial statements and other financial data, if prepared or preaented by:

(i)      One or more officers or employees of the corporation whom the director or officer believes, in good faith, to be reliable and competent in the matters presented;

(ii)     Legal counsel, public accountants, investment bankers, financial consultants or advisors, or other persons as to matters the director or officer believes, in good faith, are within the person’s professional or expert competence; or

(iii)    In the case of reliance by a director, a committee of the board of directors of which the director is not a member if he or she believes, in good faith, the committee merits confidence;

unless the director or officer has knowledge concerning the matter in question that makes such reliance unwarranted.

ARTICLE XIII

CONSIDERATION OF OTHER CONSTITUENCIES IN ADDITION TO STOCKHOLDERS

In addition to considering the effects of any action on stockholders, a director or officer may, in discharging his or her duties to the corporation, consider the effects of the action on employees, suppliers and customers of the corporation, and on communities in which the corporation operates and any other factors he or she considers pertinent.

I, the undersigned, as sole incorporator of this corporation, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, to make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly I have set my hand hereunto on this 18th day of April, 1988.

/s/ Thomas F. Clasen
Thomas F. Clasen
Sole Incorporator

STATE OF WISCONSIN	)
) SS.
COUNTY OF MILWAUKEE	)

Personally came before me this 18th day of April, 1988, the above-named Thomas F. Clasen, to me known to be the person who executed the foregoing instrument and acknowledged the same.

[Notarial Seal]	/s/ David M. Feldman
David M. Feldman
Notary Public, State of Wisconsin My Commission is permanent.

A dated and file-stamped copy of this Certificate of Incorporation should be returned to Thomas F. Clasen of Foley & Lardner, 777 East Wisconsin Avenue, Suite 3700, Milwaukee, Wisconsin 53202-5367.